Exhibit 12A
                                                                     Page 1 of 2


                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
--------------------------------------------------------------------------------
                                    UNAUDITED


                                                       Nine Months Ended
                                                  -----------------------------
                                                  September 30,   September 30,
                                                      1998            1997
                                                      ----            ----


OPERATING REVENUES                                 $3,226,975      $3,110,935
                                                    ---------       ---------

OPERATING EXPENSES                                  2,525,769       2,420,586
  Interest portion of rentals (A)                      21,424          18,225
  Fixed charges of service company
    subsidiaries (B)                                    1,891           2,160
                                                    ---------       ---------
      Net expense                                   2,502,454       2,400,201
                                                    ---------       ---------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 4,285           4,482
  Equity in undistributed earnings/(losses)
    of affiliates, net                                 42,882         (85,995)
  Other income, net                                    44,377           1,472
  Minority interest net income                         (1,457)         (1,035)
                                                    ---------        --------
      Total other income and deductions                90,087         (81,076)
                                                    ---------        --------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $  814,608      $  629,658
                                                    =========       =========

FIXED CHARGES:
  Interest on funded indebtedness                  $  241,264      $  172,603
  Other interest (C)                                   49,312          50,132
  Preferred stock dividends of
    subsidiaries on a pretax basis (E)                 13,762          18,204
  Interest portion of rentals (A)                      21,424          18,225
                                                    ---------       ---------
      Total fixed charges                          $  325,762      $  259,164
                                                    =========       =========

RATIO OF EARNINGS TO FIXED CHARGES                       2.50            2.43
                                                         ====            ====

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (D)                      2.50            2.43
                                                         ====            ====

                                                                     Exhibit 12A
                                                                     Page 2 of 2


                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
--------------------------------------------------------------------------------
                                    UNAUDITED


------------------------
NOTES:

(A) GPU has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Represents fixed charges of GPU Service, Inc. and GPU Nuclear, Inc. which are accounted for as operating expenses in the consolidated income statement. GPU has removed the fixed charges from operating expenses and included such amounts in fixed charges as interest on funded indebtedness and other interest for this statement.

(C) Includes amount for subsidiary-obligated mandatorily redeemable preferred securities of $21,666 for the nine month periods ended September 30, 1998 and 1997, respectively.

(D) GPU, Inc., the parent holding company, does not have any preferred stock outstanding, therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(E) Calculation of preferred stock dividends of subsidiaries on a pretax basis is as follows:
                                                       Nine Months Ended
                                                 ------------------------------
                                                 September 30,     September 30,
                                                    1998              1997
                                                    ----              ----

Income before provision for income taxes and
 preferred stock dividends of subsidiaries         $502,608          $482,658

Income before extraordinary item in 1998
 and preferred stock dividends of subsidiaries      310,924           251,682

Pretax earnings ratio                                161.6%            191.8%

Preferred stock dividends of subsidiaries             8,516             9,491

Preferred stock dividends of subsidiaries on
 a pretax basis                                      13,762            18,204